LEASE AGREEMENT
                                 ---------------

         THIS AGREEMENT, entered into the 31ST day of August by and between A-Z Bus Sales, Inc., a California Corporation, hereinafter referred to as "A-Z Bus Sales, Inc." and The Majestic Companies, Ltd. hereinafter referred as " Lessee".

                                   WITNESSETH
                                   ----------


         WHEREAS, A-Z Bus Sales, Inc. is the owner of certain bus described as follows:

   Year/Make:                Serial No:               Stock No.:
   ----------               ------------             ----------
 1996 IHC AM TRANS           AST902136                 99U209S

hereinafter referred to (plurally or Singular) as ("buses or bus") and

WHEREAS, Lessee desires to lease the (buses or bus) for a term as hereinafter specified.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises herein contained, the parties mutually agree as follows:

Article 1 - Term. A-Z Bus Sales, Inc. hereby leases the (Buses or bus) to Lessee and Lessee hereby leases from A-Z Bus Sales, Inc., for a 24 month period from the date the bus is delivered and accepted on or about SEPTEMBER 15, 1999. Each rental payment in the amount of $1,276.54, is due on the 15th. THE SCHEDULE OF PAYMENT IS SET FORTH IN THE SCHEDULE ATTACHED AND INCORPORATED IN THIS LEASE BY THIS REFERENCE. Sales tax, if applicable, shall be in addition to monthly rental payments. Security deposit in the amount of $20,000.00, is payable upon execution of this agreement and will be applied as non-refundable rent due under the agreement. Licensing and title fees paid by A-Z Bus Sales, Inc. shall be reimbursed by Lessee when invoiced.

Article 2 - General Lease Provisions
------------------------------------
 .
     A. The provisions of the Article 2 create a lease of the bus only and not a sale thereof or the creation of any other interest therein by Lessee. A-Z Bus Sales, Inc., shall remain the sole owner of the (buses or bus), and nothing contained in this Agreement or in the payment of rent hereunder shall enable Lessee to acquire any right, title or interest in or to the (buses or bus).

     B. The (buses or bus) leased herein shall be at all times under the sole and absolute control of Lessee, subject to the rights of A-Z Bus Sales, Inc., as provided herein.

     C. The interest in the bus leased hereunder of A-Z Bus Sales, Inc., and any Lessor or Lessee hereunder are subject to a first security interest in favor of N/A.

     D. Lessee shall mark the interior of each bus in clear, legible type with the inscription "Property of A-Z Bus Sales, Inc., Colton, California" and shall maintain such inscription herein throughout the term of this Agreement.

     E. Lessee shall, at its own expense, keep and maintain the (buses or bus) in good operating condition and working order, including, but not limited to, all fuel and oil changes and all washing, polishing and storing, including, all proper oil, battery, cooling and anti-freeze levels and ratios, and all repairs occasioned by accident or casualty; and further, Lessee shall perform, subject to the assignments in Paragraph G hereof, all preventive maintenance required to insure full validation of the manufacturer's warrants

     F. A-Z Bus Sales, Inc., is hereby given the right and privilege, upon reasonable prior notice to Lessee and during its regular business hours, to inspect the (buses or bus) on the premises of Lessee, or wherever located, to verify that Lessee is maintaining the bus in good operating condition; in the event that A-Z Bus Sales, Inc. determines that Lessee is not maintaining the bus in good operating condition, Lessee shall then have 3 days to cure same, failing which Lessee shall be deemed in default hereunder.

     G. A-Z Bus Sales, Inc. makes no warranty, representation, or guaranty, express or implied, written or oral, of mechanical condition or fitness of purpose whatsoever; except that if a manufacturer's does cover the bus, A-Z Bus Sales, Inc. shall assign to Lessee that warranty during lease term.

     LESSEE AGREES to indemnify and hold Lessor harmless from any liability from any personal injuries, property damage, or any other damages or injuries which result from the use or operation of said vehicles. Lessee and A-Z Bus Sales, Inc. agree there is categorically no employment relationship between Lessee and A-Z Bus Sales. Lessee shall assume any and all loss or damages to said vehicles while within the Lessee's control and possession.

     H. Lessee shall employ and have absolute control and supervision over the operators of the (buses or bus); provided, however, that it will not permit any person to operate the (buses or bus) unless such person is a competent and careful duly licensed driver.

     I. This lease shall not be assignable nor sublet in any form by Lessee unless to one of its related companies.

     J. Lessee shall pay all use taxes, personal property taxes and other direct taxes imposed on the ownership, possession, use or operation of the(buses or bus) or levied against or based upon the amount of rent to be paid hereunder or assessed in connection with the execution, filing or recording of this Agreement. The term "direct taxes" as used herein shall include all taxes (except income taxes), charges and fees imposed by any federal, state or local authority. Further, Lessee assumes all responsibility and the cost expense of all licensing, registration, permits and such other certificates as may be required for the lawful operation of the bus. If Lessee fails to make the payments herein, Lessee shall be deemed to be in default hereunder.

     K. Lessee shall insure the bus and keep said insurance in full force and effect with insurance companies satisfactory to A-Z Bus Sales, Inc., as follows: For comprehensive fire, theft, and collision in the amount of $42,292.00 with $1,000.00 deductible, personal liability insurance in the amount of $5,000,000.00 and property damage insurance in the amount of $500,000.00 with no deductible; such insurance shall be written in the name of Lessee and A-Z Bus Sales, Inc., 1900 S. Riverside Ave., P.O. Box 700, Colton, California 92324 shall be named as additional insured, and also, indorsed "Insurance as to interest of A-Z Bus Sales, Inc. shall not be invalidated by any act of the insures". In the event that Lessee fails to procure or maintain the insurance required herein, A-Z Bus Sales, Inc. shall have the option to secure such insurance for the account if Lessee, and if A-Z Bus Sales, Inc. pays the premiums, Lessee shall reimburse A-Z Bus Sales, Inc. within seven (7) days after receipt of an invoice thereof, and the failure of Lessee to make such reimbursement when due, shall be deemed a default hereunder. A thirty (30) day cancellation notice is required by A-Z Bus Sales, Inc. In the event Lessee fails to procure or maintain insurance as required herein, Lessee shall defend, indemnify, and hold A-Z Bus Sales, Inc. harmless of all claims, including risks against which it would otherwise have been required to insure hereunder, including but not limited to, property damage, theft and personal injury.

           Ten days prior to the expiration date of Certificate of Insurance, entire lease becomes null and void and the bus shall be returned to A-Z Bus Sales, Inc. This is to insure that vehicles will not be operated without proper insurance. No advance notice of this agreement is necessary and A-Z Bus Sales, Inc. has full authority to reclaim the vehicles.

     L. If: (1) Lessee shall default in the payment of any rent or additional rent as provided herein, or the making or any other payment hereunder when due; or (b) Lessee shall default in the performance of any other covenant herein, and any of the foregoing defaults shall continue for seven (7) days after notice, thereto to Lessee by A-Z Bus Sales, Inc.; or (c) Lessee becomes insolvent or makes an assignment for the benefit of creditors; or (d) Lessee applies for or consents to the appointment of a received, trustee, or liquidator of Lessee, or of all of a substantial part of the assets of Lessee, or if such receiver, trustee , or liquidator is appointed without the application or consent of Lessee; or (3) a petition, if filed by or against Lessee under the Bankruptcy Act of any amendment thereto (including, without limitation, a petition for reorganization, arrangement, or extension) or under any other insolvency law or law providing for the relief of debtors, then if and to the extent permitted by applicable law, A-Z Bus Sales, Inc. shall have the right to exercise either of the following remedies: (1) to declare any unpaid rents due and payable whereupon the same shall become immediately due and payable; (2) without demand or legal process to enter upon the premises where the

           (buses or bus) may be found and take possession of and remove the (buses or bus), whereupon all rights of Lessee in the vehicle shall terminate absolutely. Lessee shall hold A-Z Bus Sales, Inc. harmless and waive any claim or any damages incurred in connection with removing the (buses or bus). Lessee shall remain liable for all reasonable expenses incurred in the enforcement of these provisions and all prepaid rents and security deposits shall be forfeited by Lessee. The remedies of A-Z Bus Sales, Inc. hereunder are cumulative and may, to the extent permitted by law, be exercised concurrently or separately and the exercise of one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of the other remedy. No failure on the part of A-Z Bus Sales, Inc. to exercise, and no delay in exercising any right or remedy herein, shall operate as a waiver thereof, of any other right or remedy hereunder preclude any other of further exercise thereof, or the exercise of any other right or remedy.

           Failure to pay A-Z Bus Sales on a current basis under the terms and conditions as agreed herein will nullify and void the entire agreement immediately. By such action, customer's further use of (buses or bus) is unauthorized and same (buses or bus) are to be returned to A-Z Bus Sales, Inc. within twenty-four (24) hours of same cancellation of agreement. Local authorities will be notified of any unauthorized use.

           Should Lessee fail to timely make lease payments within five days following the payment due date, A-Z Bus Sales, Inc. may, at its option, for charge Lessee a penalty equal to ten percent (10%) of the overdue payment or payments.
Article 3 - Options at Expiration of Term. Provided Lessee is not in default of any obligation hereunder, then Lessee, at the expiration of this Agreement, shall have an option to lease purchase from A-Z Bus Sales, Inc. any or all of the referenced buses for $1.00. Lessee shall exercise the option herein granted by giving written notice of this exercise to A-Z Bus Sales, Inc. at least thirty (30) days prior to the expiration of the Lease period. In the event that Lessee does not make any election as to an option, then Lessee shall be deemed to have elected to return the (buses or bus) to A-Z Bus Sales, Inc. and to terminate this Agreement, pursuant to the terms of Article 4.

Article 4 - Termination. In the event that Lessee elects not to lease the (buses or bus) at the expiration of the term, then Lessee shall, at its own expense, return the (buses or bus) to A-Z Bus Sales, Inc. in Colton, CA in the same condition as received, and in good operating order, repair, and condition, reasonable wear and normal depreciation excepted. If the Lessee fails to perform on any of the terms or revisions, A-Z Bus Sales, Inc. has the right to terminate this Lease and consider all deposits forfeited.

Article 5 - Security Interest. Lessee hereby grants A-Z Bus Sales, Inc. a security interest in the(buses or bus) described herein to the extent of A-Z Bus Sales' interest hereunder, whether as a Lessor or a Vendor, and for this purpose this Lease Agreement shall, in addition to all other rights and obligations herein created, be deemed a Security Agreement.

Article 6 - Succession and Notice
---------------------------------

     A. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, their assigns, successors, transferees and their heirs, executors, administrators and legal representatives.

     B. This Agreement constitutes the entire agreement between the parties, and cannot be amended or altered in any manner except in writing, signed by both parties.

     C. This Agreement shall be construed under laws of the State of California, and if any provisions hereof, or the application of any provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement shall be valid and binding between the parties hereto.

     D. Any Notice, payments or correspondence required to be given under this Agreement or by any applicable provision of any state or federal law, regulation or resolution shall be given to A-Z Bus Sales, Inc., 1900 S. Riverside Ave., P.O. Box 700, Colton, California, 92324; and to Lessee, The Majestic Companies, Ltd., 8880 Rio San Diego Dr., 8th Floor, San Diego, California 92108.

Article 7 - Standard Arbitration Clause. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

           IN WITNESS WHEREOF, the names of A-Z Bus Sales, Inc. and Lessee have been hereunto subscribed by the respective officers thereunto duly authorized.


           A-Z  Bus Sales, Inc.             The Majestic Companies, Ltd.
           --------------------             ----------------------------

           By: /s/ Dan Burns                By: /s/ Francis A. Zubrowski
           -----------------                ----------------------------

           Date: 8-31-99                    Date: 8-31-99
           -------------                    -------------